BCB Bancorp, Inc. Announces Fourth Quarter and Annual Earnings

Company Release - 2/16/2017

BAYONNE, N.J.-- BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP – News), the holding company for BCB Community Bank (the “Bank”), announced net income of $8.0 million for the year ended December 31, 2016, as compared with net income of $7.0 million for the year ended December 31, 2015. Basic and diluted earnings per share were $0.63 for the year ended December 31, 2016, compared with $0.69 for the year ended December 31, 2015. The weighted average number of common shares outstanding for the year ended December 31, 2016, for basic and diluted earnings per share calculations was approximately 11,238,000 and 11,251,000, respectively. The weighted average number of common shares outstanding for the year ended December 31, 2015, for basic and diluted earnings per share calculations was approximately 8,853,000 and 8,875,000, respectively.

Total assets increased by $89.8 million, or 5.5%, to $1.708 billion at December 31, 2016, from $1.618 billion at December 31, 2015. Total assets increased primarily as a result of increases in net loans receivable, securities available for sale and net premises and equipment, partially offset by a decrease in total cash and cash equivalents. This net increase in assets was funded primarily from a $118.3 million, or 9.3%, increase in deposits. Management is focusing on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline as well as seeking opportunities to purchase loans in the secondary market that provide competitive returns but meet our internal underwriting guidelines. It is our intention to grow our assets at a measured pace consistent with our capital levels and as business opportunities permit.

For the quarter ended December 31, 2016, net income increased $1.5 million, or 142.2%, to $2.5 million, or diluted earnings per share of $0.20, compared to $1.0 million, or diluted earnings per share of $0.05, for the same quarter of the prior year, driven primarily by a $2.0 million, or 14.4%, decrease in non-interest expense.

Thomas Coughlin, President and Chief Executive Officer, commented, “Our strategy to grow the bank by expanding into new markets was accelerated in 2016 as we opened seven new branches, which affords us exciting new business opportunities in and around each of these communities. While there are costs associated with the opening of new branches related to personnel and infrastructure, we believe this investment will yield ample rewards in terms of new and profitable business.

"In addition, in 2016 we implemented a bank-wide cost savings initiative intended to improve our overall efficiency ratio consistent with top performing banks. These measures have enhanced our operational efficiency, improved the delivery channels of our products and services and positioned the Bank for even stronger overall performance going forward.

"Similarly, our overall loan growth is expected to remain strong given the robust pipeline, our competitive rates and the level of service that ultimately differentiates BCB. In addition to growth, we continue to place emphasis on further improving asset quality, which has yielded positive results this quarter; our level of non-accrual loans has decreased by 33% over this past year.

“The issuance of 2,760,000 shares of the Company’s common stock in November 2015 strengthened our capital position. Over the past 12 months, we have deployed that capital in a controlled and effective manner and are now realizing higher earnings and increased value for our shareholders.

Mr. Coughlin continued, “The Board of Directors unanimously declared a quarterly cash dividend of $0.14 per common share payable on February 15, 2017, with a record date of February 1, 2017. The continuation of our quarterly cash dividend reflects the continued confidence our Board has in our ability to deliver value and a competitive return to our shareholders while maintaining our standing as a well-capitalized financial institution based upon all quantitative measurements as defined by our regulatory agencies.”

Operations for the fiscal year ended December 31, 2016, compared with the fiscal year ended December 31, 2015

Net interest income increased by $1.5 million, or 2.9%, to $55.1 million for the year ended December 31, 2016, from $53.6 million for the year ended December 31, 2015. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $219.3 million, or 15.3%, to $1.658 billion for the year ended December 31, 2016, from $1.439 billion for year ended December 31, 2015, partly offset by a decrease in the average yield on interest-earning assets of 38 basis points to 4.30% for the year ended December 31, 2016, from 4.68% for the year ended December 31, 2015. The average balance of interest-bearing liabilities increased by $189.9 million, or 15.6%, to $1.405 billion for the year ended December 31, 2016, from $1.215 billion for the year ended December 31, 2015, and the average cost of interest-bearing liabilities increased by 2 basis points to 1.16% for year ended December 31, 2016, from 1.14% for the year ended December 31, 2015. Net interest margin was 3.32% for the year ended December 31, 2016, and 3.72% for the year ended December 31, 2015.

Mr. Coughlin added “The repayment of $55.0 million of Federal Home Loan Advances with a weighted average rate of 4.34% in mid-2016, and the scheduled repayment of another $55.0 million with a weighted average rate of 4.45% in mid-2017, contributes positively to our net interest margin.”

The provision for loan losses totaled $27,000 and $2.3 million for the years ended December 31, 2016 and 2015, respectively. The provision for loan losses is established based upon management’s review of the Company’s loans and consideration of a variety of factors including, but not limited to: (1) the risk characteristics of the loan portfolio; (2) current economic conditions; (3) actual losses previously experienced; (4) the activity and fluctuating balance of loans receivable; and (5) the existing level of reserves for loan losses that are probable and estimable. Management identified improvements in qualitative factors which resulted in a lower provision requirement for the year ended December 31, 2016.

Total non-interest income decreased by $942,000, or 13.3%, to $6.1 million for the year ended December 31, 2016, compared with $7.0 million for the year ended December 31, 2015. Gains on sales of loans decreased $1.5 million to $3.3 million for the year ended December 31, 2016, from $4.8 million for the year ended December 31, 2015, partly offset by an increase in fees and service charges of $1.0 million to $3.1 million for the year ended December 31, 2016, from $2.1 million for the year ended December 31, 2015.

Total non-interest expense increased by $1.4 million, or 3.1%, to $47.9 million for the year ended December 31, 2016, from $46.5 million for the year ended December 31, 2015. Salaries and employee benefits expense increased by $2.2 million, or 9.6%, to $25.3 million for the year ended December 31, 2016, from $23.1 million for the year ended December 31, 2015. This increase in both salaries and employee benefits was mainly attributable to an increase of 35 average full-time equivalent employees, or 10.8%, to 365 for the year ended December 31, 2016, from 330 for the year ended December 31, 2015. The increase in employees relates to the addition of business development and loan administration employees, and the openings and anticipated openings of new branch offices in 2015 and 2016. Occupancy and equipment expense increased by $533,000, or 7.0%, to $8.2 million for the year ended December 31, 2016, from $7.6 million for the year ended December 31, 2015. The increase in occupancy and equipment expense is related primarily to the openings of new branch offices in 2015 and 2016. Data processing expense decreased by $1.6 million, or 38.7%, to $2.6 million for the year ended December 31, 2016, from $4.2 million for the year ended December 31, 2015. The decrease in data processing expense was primarily related to efficiencies achieved with the conversion to a new core system. Professional fees increased by $511,000, or 39.6%, to $1.8 million for the year ended December 31, 2016, from $1.3 million for the year ended December 31, 2015. Director fees increased by $142,000, or 26.9%, to $670,000 for the year ended December 31, 2016, from $528,000 for the year ended December 31, 2015. Regulatory assessments increased by $350,000, or 28.7%, to $1.6 million for the year ended December 31, 2016, from $1.2 million for the year ended December 31, 2015, primarily related to asset growth. Advertising expense decreased by $616,000, or 27.8%, to $1.6 million for the year ended December 31, 2016, from $2.2 million for the year ended December 31, 2015. Net other real estate owned (“OREO”) expense decreased by $353,000, or 61.5%, to $221,000 for the year ended December 31, 2016, from $574,000 for the year ended December 31, 2015. Other non-interest expense increased by $306,000, or 5.4%, to $6.0 million for the year ended December 31, 2016, from $5.7 million for the year ended December 31, 2015. Other non-interest expense comprises loan expense, stationary, forms and printing, check printing, correspondent bank fees, telephone and communication and other fees and expenses.

The income tax provision increased by $444,000, or 9.2%, to $5.3 million for the year ended December 31, 2016, from $4.8 million for the year ended December 31, 2015. The increase in the income tax provision was a result of higher taxable income during the year ended December 31, 2016, as compared to the year ended December 31, 2015. The consolidated effective tax rate for the year ended December 31, 2016, was 39.7% compared to 40.7% for the year ended December 31, 2015.

Operations for the quarter ended December 31, 2016, compared with the quarter ended December 31, 2015

Net interest income increased by $721,000, or 5.3%, to $14.4 million for the quarter ended December 31, 2016, from $13.7 million for the quarter ended December 31, 2015.

The provision for loan losses totaled $102,000 and $360,000 for the quarters ended December 31, 2016, and 2015, respectively.

Total non-interest income decreased by $676,000, or 32.1% to $1.4 million for the quarter ended December 31, 2016, compared with 2.1 million for the quarter ended December 31, 2015.

Total non-interest expense decreased by $2.0 million, or 14.4%, to $11.6 million for the quarter ended December 31, 2016, from $13.6 million for the quarter ended December 31, 2015.

The income tax provision increased by $815,000, or 102.4%, to $1.6 million for the quarter ended December 31, 2016, from $800,000 for the quarter ended December 31, 2015.

Financial Condition

Total assets increased by $89.8 million, or 5.5%, to $1.708 billion at December 31, 2016, from $1.618 billion at December 31, 2015. Total assets increased primarily as a result of increases in net loans receivable, securities available for sale and net premises and equipment, partially offset by a decrease in total cash and cash equivalents.

Total cash and cash equivalents decreased by $67.6 million, or 51.0%, to $65.0 million at December 31, 2016, from $132.6 million at December 31, 2015.

Net loans receivable increased by $65.0 million, or 4.6%, to $1.485 billion at December 31, 2016, from $1.420 billion at December 31, 2015. The increase resulted primarily from a $62.0 million increase in real estate mortgages comprising commercial and multi-family, construction and participation loans with other financial institutions along with commercial lines of credit, an increase of $13.6 million in residential real estate loans and an $833,000 decrease in the allowance for loan losses, partially offset by a decrease of $6.9 million in commercial business loans and a $3.9 million decrease in home equity and home equity lines of credit. As of December 31, 2016, the allowance for loan losses was $17.2 million, or 110.0%, of non-performing loans and 1.14% of gross loans, as compared to $18.0 million, or 77.0%, of non-performing loans and 1.25% of gross loans at December 31, 2015. As a result of the loans acquired in the business combination transactions being recorded at their fair value, the balances in the allowance for loan losses that were on the balance sheets of the former Pamrapo Bancorp, Inc., and Allegiance Community Bank are precluded from being reported in the allowance balance previously discussed, consistent with generally accepted accounting principles.

Deposit liabilities increased by $118.3 million, or 9.3%, to $1.392 billion at December 31, 2016, from $1.274 billion at December 31, 2015. The increase resulted primarily from an increase of $77.6 million in interest-bearing demand accounts, a $32.2 million increase in non-interest bearing deposits, and an increase of $70.7 million in money market interest bearing deposits, partly offset by a decrease of $70.1 million in certificates of deposit. Recognizing this shift in the mix of our deposits, the attraction and retention of non-interest-bearing commercial deposits, and longer dated maturity deposits remains a focus of our retail deposit gathering philosophy. During 2016, the Federal Open Market Committee (FOMC) has continued its accommodative monetary policy. This extended environment of historically low short term market rates has resulted in continuing parallel low retail deposit account yields, directly decreasing interest expense.

Short-term borrowings increased to $20.0 million at December 31, 2016, from $0 at December 31, 2015. Long-term borrowings decreased by $45.0 million, or 22.5%, to $155.0 million at December 31, 2016, from $200.0 million at December 31, 2015. The purpose of the borrowings reflected the use of long-term and short-term FHLB advances to augment deposits as the Company’s funding source for originating loans and investing in GSE investment securities.

                                      BCB BANCORP INC., AND SUBSIDIARIES

	Financial condition data by quarter
	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015

	(In Thousands)
Total assets	$1,708,208	$1,678,936	$1,738,343	$1,706,148	$1,618,406
Cash and cash equivalents	65,038	137,707	235,774	210,196	132,635
Securities available for sale	94,765	52,907	18,365	9,639	9,623
Loans receivable, net	1,485,159	1,431,211	1,424,891	1,429,549	1,420,118
Deposits	1,392,205	1,380,385	1,394,305	1,350,420	1,273,929
Borrowings	175,000	155,000	200,000	210,000	204,124
Stockholders’ equity	131,081	132,299	132,306	132,311	133,544

	Operating data by quarter
	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015

		(In thousands, except for per share amounts)
Net interest income	$14,402	$13,597	$13,363	$13,698	$13,681
Provision for loan losses	102	(301)	37	189	360
Non-interest income	1,433	1,530	1,506	1,654	2,109
Non-interest expense	11,649	12,343	12,166	11,737	13,613
Income tax expense	1,611	1,171	1,085	1,391	796
Net income	$2,473	$1,914	$1,581	$2,035	$1,021
Net income per share:	$0.20	$0.15	$0.12	$0.16	$0.05
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios by quarter
	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
Return on average assets	0.15%	0.11%	0.09%	0.12%	0.06%
Return on average stockholder’s equity	1.91%	1.46%	1.20%	1.54%	0.86%
Net interest margin	3.48%	3.22%	3.19%	3.37%	3.52%
Stockholder’s equity to total assets	7.67%	7.88%	7.61%	7.75%	8.25%

	Asset Quality Ratios by quarter (In Thousands, except for ratio %)
	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
Non-Accrual Loans	$15,652	$19,345	$21,067	$23,958	$23,447
Non-Accrual Loans as a % of Total Loans	1.04%	1.33%	1.45%	1.65%	1.63%
ALLL as % of Non-Accrual Loans	109.95%	90.93%	87.05%	75.83%	76.95%
Impaired Loans	45,419	48,547	49,349	52,146	51,084
Classified Loans	48,231	59,440	51,249	49,102	53,766

BCB Community Bank presently operates 22 branches in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Monroe Township, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and two branches in Staten Island, New York.

Contact

Thomas Keating, Senior Vice President and Chief Financial Officer – 201.823.0700

or

Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2016	2015
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and amounts due from depository institutions	$12,121	$11,808
Interest-earning deposits	52,917	120,827
Total cash and cash equivalents	65,038	132,635

Interest-earning time deposits	980	1,238
Securities available for sale	94,765	9,623
Loans held for sale	4,153	1,983
Loans receivable, net of allowance for loan losses of $17,309 and
$18,042, respectively	1,485,159	1,420,118
Federal Home Loan Bank of New York stock, at cost	9,306	10,711
Premises and equipment, net	19,382	15,727
Accrued interest receivable	5,573	5,595
Other real estate owned	3,525	1,564
Deferred income taxes	9,953	9,881
Other assets	10,374	9,331
Total Assets	$1,708,208	$1,618,406

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$158,523	$130,920
Interest bearing deposits	1,233,682	1,143,009
Total deposits	1,392,205	1,273,929
Short-term debt	20,000	-
Long-term debt	155,000	200,000
Subordinated debentures	4,124	4,124
Other liabilities	5,798	6,809
Total Liabilities	1,577,127	1,484,862

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,560 shares of series A, B and C 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share) at December 31, 2016 and 1,731 shares of	-	-
Series A and B 6% noncumulative perpetual preferred stock at December 31, 2015
Additional paid-in capital preferred stock	15,464	17,174
Common stock; no par value; 20,000,000 shares authorized, issued 13,797,088 and 13,738,587 at December 31, 2016 and 2015, respectively,
11,267,225 and 11,209,324 shares, respectively outstanding	-	-
Additional paid-in capital common stock	120,417	119,682
Retained earnings	28,159	27,382
Accumulated other comprehensive (loss)	(3,856)	(1,598)
Treasury stock, at cost, 2,529,863 and 2,529,263, respectively	(29,103)	(29,096)
Total Stockholders' Equity	131,081	133,544

Total Liabilities and Stockholders' Equity	$1,708,208	$1,618,406

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Years Ended December 31,
	2016	2015	2014
	(In Thousands, Except for Per Share Data)
Interest income:
Loans, including fees	$69,406	$66,628	$57,858
Investments, taxable	1,198	651	2,254
Investments, non-taxable	19	-	28
Other interest-earning assets	732	101	55
Total interest income	71,355	67,380	60,195

Interest expense:
Deposits:
Demand	2,090	923	507
Savings and club	379	403	406
Certificates of deposit	8,092	6,084	4,287
	10,561	7,410	5,200
Borrowings	5,734	6,459	5,107
Total interest expense	16,295	13,869	10,307

Net interest income	55,060	53,511	49,888
Provision for loan losses	27	2,280	2,800

Net interest income, after provision for loan losses	55,033	51,231	47,088

Non-interest income:
Fees and service charges	3,076	2,061	2,188
Gain on sales of loans and other real estate owned	3,326	4,873	2,179
Loss on bulk sale of impaired loans held in portfolio	(373)	-	(4,012)
Gain on sale of securities held to maturity	-	-	2,288
Gain on sale of securities available for sale	-	-	1,223
Other	94	131	92
Total non-interest income	6,123	7,065	3,958

Non-interest expense:
Salaries and employee benefits	25,277	23,068	20,145
Occupancy and Equipment	8,168	7,635	5,708
Data processing service fees	2,599	4,238	4,062
Professional fees	1,802	1,291	2,121
Director fees	670	528	727
Regulatory assessments	1,568	1,218	1,142
Advertising	1,601	2,217	1,033
Other real estate owned, net	221	574	80
Other	5,989	5,683	3,391
Total non-interest expense	47,895	46,452	38,409

Income before income tax provision	13,261	11,844	12,637
Income tax provision	5,258	4,814	5,047

Net Income	$8,003	$7,030	$7,590
Preferred stock dividends	936	917	800
Net Income available to common stockholders	$7,067	$6,113	$6,790

Net Income per common share-basic and diluted
Basic	$0.63	$0.69	$0.81
Diluted	$0.63	$0.69	$0.81

Weighted average number of common shares outstanding
Basic	11,238	8,853	8,397
Diluted	11,251	8,875	8,401